UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2021

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

CALIFORNIA	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	ETFM	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

FOMO CORP. is referred to herein as “we”, “us”, or “us”

ITEM 8.01 Other Events

FOMO CORP. (“FOMO”) is hereby updating investors regarding convertible debentures and accrued interest and penalties as of January 13, 2021. Three loans totalling $30,000 in principal due to “Jabro” and “Other” listed in the Company’s SEC filings for 2019-2020 remain unable to be confirmed. No documentation of such loans was provided by prior management, previous accountants, or prior auditors when FOMO’s current management was appointed on or around March 6, 2019 and the lenders have never contacted the Company. In discussion with the Company’s audit firm Boyle CPA, LLC, management believes it is appropriate to move these undocumented loans out of debt and increase shareholders’ equity if/when extinguished as part of the Company’s 2020 financials, which are being prepared.

Separately, though substantial common shares have been reserved for conversions of “aged loans” subject to Rule 144, management believes reserves as of today are conservative at an estimated *20x* amounts required by lenders because, at the times of these loans, the Company’s common stock price was substantially lower than current levels. These shares are irrevocably pledged as per legally binding documents signed by management and the Company’s transfer agent. Accordingly, they are not issued, and any remaining shares not used for conversions by lenders are expected to be released back to the Company for its own corporate reserves. In fact, one lender has converted their remaining $18,000 principal note with interest and penalties funded November 21, 2019 (#13 as per the convertible debt schedule on Form 10-Q filed December 29, 2020) and is therefore expected to return an estimated several hundred million shares in reserve to FOMO. Management believes any returns of reserves should mitigate the need for an increase in authorized shares or other corporate actions including a change to the Company’s share structure.

As of January 14, 2021, only two aged loans remain to two lenders which total an estimated $30,000 in principal, interest, and penalties. These loans convert at a 50% discount to the lowest price of the Company’s common stock during the 20 sessions prior to conversion notice. All the Company’s loan documents are on file as exhibits and listed in the Company’s recently filed Form 10-K for 2019. Based on FOMO’s recent stock price performance (OTC:ETFM) and the terms of these loans, this suggests potential new shares issuance upon conversion of an estimated 75,000,000, which is less than 1.5% of the total outstanding common shares of the Company and 3%-5% of the Company’s recent weekly average volume of trading in its common shares.

Additionally, a lender which sued the Company for a 2017 loan in default is entitled to 123,749,264 remaining common shares out of a total settlement of 1.5 billion common shares. These shares were due to be issued to pay back $283,000 in principal, interest and penalties demanded by a third-party lender in a lawsuit brought in October 2019, which was settled and amended thereafter. The original lawsuit, settlement, and terms of the subsequent 2020 amendment are on file in Forms 8-K, 10-K and 10-Q filed in November 2019 and in December 2020.

Regarding other debentures outstanding, the Company borrowed $115,000 in a convertible debenture on October 28, 2020, which provided a net $98,000 after OID, legal and broker fees used to restart its business plan and bring its financials SEC current. Management intends to pursue a buyout of the note to mitigate dilution. A buyout would provide runway to obtain more permanent financing for the Company and its recently completed acquisition of Purge Virus LLC (www.purgevirus.com) and planned acquisitions under letter of intent (“LOI”) of Independence LED Lighting LLC (www.independenceled.com) and EcoLite Holdings, LLC (www.ecoliteled.com). Under the buyout option of this loan agreement, the Company has the right to retire the note for principal plus one-year interest with no premium. Successful repurchase of said note will also extinguish half the warrants attached to the loan which will mitigate dilution and overhang to FOMO’s common stock, in management’s opinion. The terms of this loan can be found in the exhibits section of FOMO’s Form 10-K for 2019, which was filed on December 7, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: January 14, 2021	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer